Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Nos. 333–179981 and 333–172593 on Form S–3 and Registration Statement Nos. 333–172624, 333–63686 and 333–140205 on Form S–8 of EV Energy Partners, L.P. of our report dated March 23, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the inclusion of an unaudited supplemental schedule in Note 11) relating to the consolidated financial statements of Belden & Blake Corporation for the year ended December 31, 2014 appearing in this Current Report on Form 8–K/A of EV Energy Partners, L.P.

/s/DELOITTE & TOUCHE LLP

Houston, Texas

December 11, 2015